Exhibit 99.2

15&20/F Tower 1, China Central Place, No. 81 Jianguo Road

Chaoyang District, Beijing, PRC; Postcode: 100025

Tel:(8610) 65846688  Fax: (8610) 65846666

Website: www.glo.com.cn

April 22, 2019

To: DouYu International Holdings Limited

DouYu International Holdings Limited

Building F4, Optical Valley Software Park

Guanshan Avenue,

Donghu Development Area, Wuhan, 430073

The People’s Republic of China

Re: Legal Opinion on Certain PRC Law Matters

Dear Sirs:

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined hereunder). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We act as the PRC counsel to DouYu International Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of a certain number of American depositary shares (the “ADSs”), each ADS representing a certain number of ordinary shares of par value US$ 0.0001 per share of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange.

The following terms as used in this Opinion are defined as follows:

“Governmental Authorities” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC, and “Governmental Authority” means any of them;

“Governmental Authorizations” means licenses, consents, authorizations, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, Governmental Authorities pursuant to any applicable PRC Laws;

“Group Companies” means the Company and the PRC Group Companies;

“PRC Affiliates” means Wuhan Douyu Internet Technology Co., Ltd. (“Wuhan Douyu”), Wuhan Ouyue Online TV Co., Ltd. (“Wuhan Ouyue”), Wuhan Wangyu Asset Management Consulting Co., Ltd. and Wuhan Youyu Real Estate Investment Co., Ltd.;

“PRC Group Companies” means the PRC Affiliates and the PRC Subsidiaries collectively, and individually a “PRC Group Company”;

“PRC Laws” means all officially published and publicly available laws, statutes, regulations, orders, decrees, guidelines, notices, circulars, and subordinate legislations of the PRC currently in effect as of the date of this Opinion;

“PRC Subsidiaries” means Wuhan Douyu Culture Network Technology Co., Ltd. (“Douyu Yule”), Guangzhou Douyou Information Technology Co., Ltd. (“Guangzhou Douyou”), Wuhan Yuxing Tianxia Culture Media Co., Ltd., Wuhan Yuyin Raoliang Culture Media Co., Ltd., Wuhan Yuwan Culture Media Co., Ltd., Wuhan Yuleyou Internet Technology Co., Ltd., Wuhan Douyu Education Consulting Co., Ltd. and Wuhan Xiaoyu Chuhai Internet Technology Co., Ltd.;

“VIE Agreements” means the agreements described under the caption “Contractual Arrangements with Our VIEs and Their Respective Shareholders” in the section “Corporate History and Structure” the Registration Statement.

In rendering this Opinion, we have examined the originals and/or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Authorities and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (collectively, the “Documents”).

In our examination and for purpose of rendering this Opinion, we have assumed, without further inquiry,

(i)                           the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals;

(ii)                        the truthfulness, accuracy, and completeness of the Documents, as well as the factual statements contained in the Documents;

(iii)                     that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(iv)                    that information provided to us by the Group Companies in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(v)                       all Governmental Authorizations and other official statements or documentation are obtained by lawful means in due course;

(vi)                    that each of the parties other than PRC Group Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

(vii)                 that all parties other than the PRC Group Companies have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and

(viii)              all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than the PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company and the Group Companies with proper authority and upon representations made in or pursuant to the Documents.

Based on the foregoing and subject to the Registration Statement and the qualifications set out below, we are of the opinion that:

1.                  Based on our understanding of the current PRC Laws, (i) the ownership structures of Wuhan Douyu, Wuhan Ouyue and Douyu Yule, both currently and immediately after giving effect to the Offering, do not and will not contravene any applicable PRC Laws currently in effect; and (ii) the contractual arrangements among Douyu Yule, Wuhan Douyu and Wuhan Ouyue and their respective shareholder(s) governed by PRC Laws are valid and binding upon each party to such arrangements and enforceable against each party thereto in accordance with their terms and applicable PRC Laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

2.                  On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic enterprises and controlled by PRC enterprises or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rules and other PRC Laws, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “CSRC Procedure”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

Based upon our understanding of the PRC Laws, including the M&A Rules and the CSRC Procedure, approval from the CSRC is not required under the M&A Rules for the Offering or the Listing, because, among other things, (a) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings and listings like the Offering and the Listing are subject to the M&A Rules; and (b) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinions summarized in this paragraph are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules by the Governmental Authorities.

3.                  The statements set forth under the caption “Taxation” in the Registration Statement, to the extent that they constitute matters of PRC Laws, are correct and accurate in all material respects.

This Opinion is subject to the following qualifications:

(a)                                This Opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction. PRC Laws as used in this Opinion refers to PRC Laws publicly available and currently in force as of the date of this Opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

(b)                                This Opinion is subject to the discretion of any competent Governmental Authorities in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws.

(c)                                 This Opinion is, insofar as it relates to the validity, effectiveness and enforceability , subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any laws affecting creditors’ rights generally; (iii) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent or coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process;

(d)                                This opinion is intended to be used in the context which is specifically referred to herein.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference of our name under captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Regulation,” “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours Sincerely,

/s/ Global Law Office